Exhibit 10.3

AGREEMENT OF SUBLEASE

BERENBERG CAPITAL MARKETS LLC

SUBLANDLORD

AND

PIERIS PHARMACEUTICALS INC.

SUBTENANT

Premises:	3,950 Rentable Square Feet Portion of 9th Floor 255 State Street Boston, Massachusetts

Dated: As of August 27, 2015

Exhibits

Exhibit A	Floor Plan of Subleased Premises
Exhibit B Exhibit B-1 Exhibit C	Sublandlord’s Work Fit Plan Letter of Credit
Exhibit D	Preliminary Plans for Subtnant’s Initial Alterations

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AGREEMENT OF SUBLEASE

AGREEMENT OF SUBLEASE (“Sublease”), made as of this 27th day of August, 2015 between BERENBERG CAPITAL MARKETS LLC, a Delaware limited liability company with an office at 255 State Street, Boston, MA 02109 (“Sublandlord”) and PIERIS PHARMACEUTICALS INC., a Nevada corporation, with offices at Lise-Meitna-Strasse 30, Freising-Weihenstephan, Germany (“Subtenant”).

W I T N E S S E T H :

WHEREAS, by Lease dated as of May 12, 2011, by and between 255 State Street, LLC, as Landlord (“Landlord”), and Sublandlord, as Tenant (the “Prime Lease”), Landlord leased to Sublandlord certain space on the ninth (9th) floor (the “Leased Premises”) in the building known as 255 State Street, Boston, MA 02109 (the “Building”), which Leased Premises are more particularly described in the Prime Lease, a redacted copy of which has been delivered to Subtenant (capitalized terms not otherwise defined herein shall have the meanings specified in the Prime Lease); and

WHEREAS, Sublandlord desires to sublease to Subtenant, and Subtenant desires to hire from Sublandlord, a portion of the Leased Premises consisting of a portion of the rentable area on the ninth (9th) floor of the Building, more particularly described below (the “Subleased Premises”).

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

SECTION 1. Subleased Premises. Subject to the provisions of Section 2 below, as of the Commencement Date (defined below), Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Subleased Premises, consisting of approximately 3,950 rentable square feet comprising of a portion of the rentable area on the ninth (9th) floor of the Building identified on the floor plan annexed hereto and made a part hereof as Exhibit A and as appurtenant thereto, the non-exclusive right to use Sublandlord’s rights to the common areas of the Building pursuant to Section 2.1(b) of the Prime Lease. The attachment of a floor plan of the Subleased Premises or the reference to approximate rentable square footage of the Subleased Premises does not constitute a representation by Sublandlord that said floor plan or square footage is exact or correct, and Sublandlord makes no representation or warranty with respect to the accuracy of the layout or dimensions or square footage of the Subleased Premises as shown on said floor plan or otherwise.

SECTION 2.	Term.

(a) Subject to the receipt of consent of the Landlord in accordance with the terms of the Prime Lease, the term (“Term”) of this Sublease shall commence after execution and delivery of this Sublease, on the date Sublandlord delivers vacant, broom clean possession, free of any subtenants or occupants of the Subleased Premises to Subtenant in the condition required hereunder with “Sublandlord’s Work” described as Exhibit B annexed here to and made a part hereof substantially completed (the “Commencement Date”), and shall expire at midnight on February 27, 2022, or such earlier date on which the Term may terminate pursuant to the provisions of this Sublease (the “Expiration Date”). If the Commencement Date is not the first day of a month or the Expiration Date of this Sublease is not the last day of a month, rent for the month in which the Commencement Date or the Expiration Date occurs shall be pro-rated on a per diem basis.

(b) Sublandlord shall use reasonable efforts to (a) obtain Landlord’s written consent to this Sublease within forty-five (45) days after the date hereof and to substantially complete the Sublandlord’s Work within ninety (90) days after the date hereof. In the event Sublandlord shall fail to obtain Landlord’s written consent to this Sublease by the date which is forty-five (45) days after he date hereof or to substantially complete Sublandlord’s Work by the date which is ninety (90) days after the date hereof, subject to causes beyond Sublandlord’s reasonable control with respect to the substantial completion of Sublandlord’s Work, Subtenant may elect to terminate this Sublease by giving written notice of termination to Sublandlord within five (5) business days following either such date, as applicable. Promptly following delivery of Subtenant’s termination notice, if any, Sublandlord shall return any security deposit and prepaid rent given by Subtenant hereunder.

(c) On Sublandlord’s request Sublandlord and Subtenant shall execute an agreement confirming the Commencement Date, Rent Commencement Date and Expiration Date of this Sublease, provided, however, Subtenant’s failure to sign such agreement shall in no way affect said dates or the validity of this Sublease.

SECTION 3.	Base Rent and Additional Rent.

(a) (i) Commencing on the two (2) month anniversary of the Commencement Date immediately following the Delivery Date (the “Rent Commencement Date”), Subtenant covenants to pay Sublandlord, at the office of Sublandlord, or at such other place as Sublandlord may from time to time designate in writing, a fixed annual rental at a rate equal to $46.50 per rentable square foot, increasing by $1.00 per rentable square foot on each anniversary of the Commencement Date (“Base Rent”), payable as follows:

(1) from the Commencement Date through the first anniversary of the Commencement Date $183,675.00 per annum in equal monthly installments of $15,306.25;

(2) from the day following the first anniversary of the Commencement Date through the second anniversary of the Commencement Date $187,625.00 per annum in equal monthly installments of $15,635.42;

(3) from the day following the second anniversary of the Commencement Date through the third anniversary of the Commencement Date $191,575.00 per annum in equal monthly installments of $15,964.58;

(4) from the day following the third anniversary of the Commencement Date through the fourth anniversary of the Commencement Date $195,525.00 per annum in equal monthly installments of $16293.75;

(5) from the day following the fourth anniversary of the Commencement Date through the fifth anniversary of the Commencement Date $199,475.00 per annum in equal monthly installments of $16,622.92;

(6) from the day following the fifth anniversary of the Commencement Date through the sixth anniversary of the Commencement Date $203,425.00 per annum in equal monthly installments of $16,952.08;

(7) from the day following the sixth anniversary of the Commencement Date through the Expiration Date $207,375.00 per annum in equal monthly installments of $17,281.25;

(b) Each monthly installment of Base Rent shall be due in advance on the first (1st) day of each month during the Term without any set-off or deduction of any kind whatsoever, except as may be expressly provided herein; provided, however, that Subtenant, as a condition to Sublandlord’s execution and delivery hereof, shall deliver to Sublandlord a check for one (1) monthly installment of Base Rent upon execution and delivery of this Sublease, which amount Sublandlord shall first apply to the first monthly installment of Base Rent payable hereunder on the Rent Commencement Date.

(c) (i) Subtenant shall pay to Sublandlord, as additional rent hereunder: (A) subject to the adjustments referred to in Section 3(d) below, Subtenant’s Proportionate Share (defined below) of any Tax Increase (as defined below) and of any Operating Costs Increase (as defined below), and (B) one-hundred percent (100%) of any amounts payable by Sublandlord to Landlord under the Prime Lease which are attributable solely to Subtenant’s use or manner of use of the Subleased Premises, or manner of use of the portions of the Building other than the Subleased Premises.

(ii) Any demand for additional rent shall be accompanied by the calculation of the amount being billed Subtenant and appropriate invoices and other backup as to the nature and amount of the charges in question (it being understood that Sublandlord shall only be required to provide invoices for Subtenant’s Proportionate Share of and Tax Increase and Operating Costs Increase Tenant’s share of Operating Costs Excess to the extent, and at the same intervals as, Landlord provides invoices under the Prime Lease with respect to Tax and Operating Costs). Upon Subtenant’s reasonable request, Sublandlord shall provide such back-up documentation as Sublandlord receives from Landlord with respect to items of additional rent billed to Subtenant by Sublandlord hereunder.

(iii) For purposes of this Sublease, the following terms shall have the meanings set forth below:

“Base Tax Payment” shall mean the Tax Payments made by Sublandlord to Landlord, with respect to the Leased Premises under the Prime Lease with respect to the fiscal Tax Year (July 1, 2014 through June 30, 2015), and

“Base Operating Expenses” shall mean the Operating Costs Excess made by Sublandlord to Landlord, with respect to the Leased Premises under the Prime Lease with respect to the calendar year 2015.

“Operating Costs Increase” shall mean the amount by which any Operating Costs Excess payments due and payable by Sublandlord to Landlord with respect to the Leased Premises under Section 4.2.3 of the Prime Lease for any calendar year or part thereof during the Term exceeds the Base Operating Expenses.

“Tax Increase” shall mean the amount by which any Tax Excess payments due and payable by Sublandlord to Landlord with respect to the Leased Premises under Section 4.2.1 of the Prime Lease for any fiscal Tax Year or part thereof during the Term exceeds the Base Tax Payment.

(iv) Items of additional rent shall be due at the times specified in this Sublease and the Prime Lease as incorporated herein by reference (as modified by Section 23 hereof).

(d) For the purposes of this Sublease, “Subtenant’s Proportionate Share” shall mean 43.03%. If the rentable area covered by the Prime Lease or Sublease is changed during the Term of the Sublease, Subtenant’s Proportionate Share will be adjusted proportionately from and after the date of any such adjustment.

(e) Subtenant shall be entitled to receive Subtenant’s Proportionate Share of the amount of any refunds or credits, if any, received by Sublandlord from Landlord on account of any overpayment under the Prime Lease with respect to which Subtenant has paid additional rent to Sublandlord under this Sublease, net of Subtenant’s Proportionate Share of Sublandlord’s actual out-of-pocket cost of obtaining such refunds (taking into account base years contained in this Sublease).

(f) Subtenant’s obligation to pay additional rent hereunder shall, (i) relate to the period from and after the Commencement Date for the remainder of the Term and (ii) survive the expiration or earlier termination of this Sublease provided, however, that nothing herein shall obligate Subtenant for the payment of additional rent with respect to any period occurring after the Expiration Date, except in the event Subtenant holdover after expiration or earlier termination of this Sublease.

(g) All amounts payable by Subtenant to Sublandlord pursuant to this Sublease, including, without limitation, Base Rent and all items of additional rent specified in this Section 3 (collectively, “Rent”), shall be deemed and constitute rent and, in the event of any non-payment thereof, Sublandlord shall have all of the rights and remedies provided herein and in the Prime Lease or in law or at equity for non-payment of rent.

(h) Any Rent due from Subtenant to Sublandlord and any amount payable by Sublandlord to Subtenant pursuant to this Sublease which are not paid within five (5) days of the date due shall bear interest at a rate per annum equal to the Default Rate.

(i) In the event Sublandlord or Subtenant commences any action or proceeding against the other party under this Sublease, the prevailing party in the action shall be paid by the other party, in addition to any damages to which the prevailing party is entitled, all reasonable out-of-pocket expenses of the action including reasonable costs and expenses of attorneys, accountants and other consultants.

SECTION 4.	Electrical Energy; HVAC.

(a) Subtenant acknowledges that electricity is furnished to the Subleased Premises by Landlord under the Prime Lease on a submetered basis and that Subtenant shall pay Subtenant’s Proportionate Share of all charges payable for electricity with respect to the Subleased Premises during the Term pursuant to the provisions of Section 5.1.3 of the Prime Lease including.

(b) Subtenant will pay for overtime HVAC services it requests in accordance with Section 5.1.2 of the Prime Lease.

SECTION 5.	Use.

(a) Subtenant shall use and occupy the Subleased Premises for first-class general business offices and for no other purposes. Subtenant acknowledges that Section 6.1.2 of the Prime Lease is not applicable to this Sublease.

SECTION 6.	Incorporation of Prime Lease.

(a) This Sublease is in all respects subject and subordinate to the Prime Lease and all of the terms, covenants, agreements, provisions and conditions thereof, and the Prime Lease is hereby incorporated into this Sublease in its entirety except as expressly set forth in Section 6(c) below and except to the extent any provisions thereof do not relate to the Subleased Premises, are personal to Sublandlord or are inapplicable to, inconsistent with, or modified by the terms of this Sublease. By virtue of the incorporation of the Prime Lease, the terms “Landlord” and “Tenant” in the Prime Lease shall be deemed for purposes of this Sublease to refer to Sublandlord and Subtenant, respectively, and the term “Premises” shall be deemed for purposes of this Sublease to refer to the Subleased Premises, the terms “Fixed Rent” and “Additional Rent” in the Prime Lease shall be deemed for the purposes of this Sublease to refer to the “Base Rent,” and the additional rent pursuant to Section 3 herein, respectively, the term “Lease,” or words of similar import, in the Prime Lease shall be deemed for the purposes of this Sublease to refer to this Sublease and the terms Commencement Date, Expiration Date and Term shall have the meanings given to such terms in this Sublease. Notwithstanding anything herein to the contrary, in no event shall Subtenant have any liability hereunder for late fees, penalties, indemnification obligations or other liabilities of Sublandlord to Landlord under the Prime Lease, except to the extent arising from Subtenant’s breach of its obligations hereunder with respect to the Subleased Premises or the acts or omissions of Subtenant.

(b) Subtenant hereby assumes and agrees to be bound by and observe, fulfill and perform, fully, faithfully and promptly, all of the provisions, terms, covenants, conditions and obligations provided in the Prime Lease (to the extent incorporated herein by reference intended) to bind and/or be observed, fulfilled and/or performed by Sublandlord, as Tenant, thereunder with respect to Subtenant’s use and occupancy of the Subleased Premises in accordance with the terms of this Sublease, and Sublandlord shall have, for the purposes of this Sublease, all of the rights, remedies, privileges and benefits granted to or conferred upon Landlord, as landlord, under the Prime Lease (but not the obligations of Landlord).

(c) The following provisions and terms of the Prime Lease are not incorporated herein by reference: those Definitions not pertaining to the Subleased Premises and referring to or being used in paragraphs which are not incorporated by reference in this Sublease; the redacted Reference Data in Section 1.1, 2.1(e), (f), 2.3, 2.4, 2.5, Article 3, Section 5.1.1, Article 10, Section 11.7, Article 14, Exhibit F and Exhibit I.

(d) In the event of termination, re-entry or dispossess of Tenant by Landlord under the Prime Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as Sublandlord under this Sublease, and Subtenant, at Landlord’s option, shall attorn to Landlord pursuant to the then executory provisions of this Sublease.

(e) If for any reason the Prime Lease is terminated prior to the Expiration Date of this Sublease, this Sublease shall be deemed to have been terminated on the date that is one (1) day prior to the date of termination of the Prime Lease and provided the Prime Lease has not been terminated by (i) the voluntary surrender thereof by Sublandlord, (ii) Sublandlord’s default thereunder (not caused by Subtenant’s default hereunder) or (iii) pursuant to Section 6.2.1 of the Prime Lease as a result of Sublandlord’s request to assign the Prime Lease then Sublandlord shall not be liable to Subtenant by reason thereof for damages or otherwise, except that Sublandlord shall return to Subtenant the security deposit and that portion of any Rent paid in advance by Subtenant, if any, which is applicable to the period following the date of such termination and Sublandlord shall reimburse Subtenant for the unamortized cost of Subtenant’s “Initial” Alterations (defined below) amortized on a straight line basis over the entire term of the Sublease as if it had not been terminated.

(f) At no cost to Sublandlord, Sublandlord shall request that Landlord enter into a Subordination, Non-Disturbance and Attornment Agreement with Subtenant (an “SNDA”). The agreement of Landlord to enter into an SNDA with Subtenant is not a condition of this Sublease or the effectiveness hereof.

SECTION 7. Condition of Subleased Premises. Except as otherwise expressly set forth herein, no warranties or representations, expressed or implied, are made or intended to be made by Sublandlord in respect of the Subleased Premises, its physical condition, the uses to which the Subleased Premises may be put, or any other matter pertaining thereto. Subtenant has inspected and is fully familiar with the Subleased Premises, and except as expressly provided in this Sublease, and except for Sublandlord’s Work Sublandlord shall have no other obligation to perform any alterations, repairs, decoration or other work in or about the Subleased Premises to prepare the Subleased Premises for Subtenant’s occupancy or for any other purpose. At subtenant’s option, the Subleased Premises will be delivered with existing office furniture, including workstations, telescope, small conference room table and chairs, small conference room credenza, and file cabinets, but excluding the large conference room table, chairs and sideboard, the reception desk, the small table, and four chair in open seating area, and the existing audio visual equipment, telephone system will not be available to subtenant.

SECTION 8.	Assignment, Mortgaging, Subletting.

(a) Except as otherwise expressly set forth herein, Subtenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Sublease, whether by operation of law or otherwise, and shall not sub-sublet (or underlet), or permit or suffer the Subleased Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Sublandlord’s prior consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed and if required by the Prime Lease, Landlord’s consent. Notwithstanding the foregoing, Sublandlord’s prior consent shall not be required to any assignment or sublet made by Subtenant in accordance with Section 6.2.1 (f) of the Prime Lease. Any assignment, sub-sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Section 8 shall (i) constitute an Event of Default under this Sublease and (ii) be null and void.

(b) If Subtenant shall desire to assign this Sublease or sublet all of the Subleased Premises, Subtenant shall submit to Sublandlord a written request for Sublandlord’s consent to such assignment or subletting, which request shall be accompanied by the following information: (i) the name and address of the proposed assignee or subtenant; (ii) the terms and conditions of the proposed assignment or subletting; (iii) the nature and character of the business of the proposed assignee or subtenant and its proposed use of the Subleased Premises; and (iv) current financial information and any other information Sublandlord may reasonably request with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial report.

(c) Provided Subtenant has provided the items referred to in (b) above and that no Event of Default then exists, Sublandlord’s consent to the proposed assignment or sub-subletting shall not be unreasonably withheld, conditioned or delayed (and provided all of the foregoing information has been provided, Sublandlord shall respond to Subtenant within thirty (30) days after Subtenant’s request), provided further that all of the following conditions are satisfied:

(i) in Sublandlord’s reasonable judgment, the proposed assignee or sub-subtenant is engaged in a business or activity, and the sub-subleased premises will be used in a manner, which (A) is in keeping with the then standards of the Building, (B) limits the use of the sub-subleased premises to the uses permitted hereunder, and (C) does not violate any restrictions set forth in the Prime Lease or this Sublease;

(ii) the proposed assignee or sub-subtenant is a reputable person of good character with sufficient financial means to perform all of its obligations under this Sublease or the sub-sublease, as the case may be, and Sublandlord has been furnished with reasonable proof thereof;

(iii) Subtenant shall, within ten (10) days of demand, reimburse Sublandlord for all actual out-of-pocket expenses incurred by Sublandlord in connection with such assignment or sub-sublease, including any investigations as to the acceptability of the proposed assignee or sub-subtenant, reviewing any plans and specifications for Alterations proposed to be made in connection therewith, and all legal costs reasonably incurred in connection with the granting of any requested consent;

(iv) the proposed assignee or sub-subtenant shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the proposed assignee or sub-subtenant agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the City of Boston, Commonwealth of Massachusetts; and if the proposed assignee or sub-subtenant is an entity organized under the laws of any jurisdiction other than the United States or any state thereof, or is not a United States citizen, if an individual, such Person shall waive any immunity to which it may be entitled, and shall be subject to the service of process in, and the jurisdiction of the courts of, the City of Boston, Commonwealth of Massachusetts; and

(v) the form of the proposed assignment or sub-sublease shall be reasonably satisfactory to Sublandlord and shall comply with the provisions of this Sublease;

(vi) no sub-sublease shall be for a term ending later than one (1) day prior to the Expiration Date of this Sublease;

(vii) no sub-sublease shall be delivered to any sub-subtenant, and no sub-subtenant shall take possession of any part of the Subleased Premises, until an executed counterpart of such sublease has been delivered to Sublandlord and approved in writing by Sublandlord as provided in, and to the extent required by this Section 8 and Landlord to the extent required by the Prime Lease;

(viii) if an Event of Default shall occur at any time prior to the effective date of such assignment or sub-subletting, then Sublandlord’s consent thereto, if previously granted, shall be immediately deemed revoked without further notice to Subtenant, and if such assignment or subletting would have been permitted without Sublandlord’s consent pursuant to this Section 8, such permission shall be void and without force and effect, and in either such case, any such assignment or subletting shall constitute a further Event of Default hereunder; and

(ix) each sub-sublease shall be subject and subordinate to this Sublease and to the matters to which this Sublease is or shall be subordinate, it being the intention of Sublandlord and Subtenant that Subtenant shall assume and be liable to Sublandlord for any and all acts and omissions of all sub-subtenants and anyone claiming under or through any sub-subtenants which, if performed or omitted by Subtenant, would be a default under this Sublease; and Subtenant and each sub-subtenant shall be deemed to have agreed that upon the termination of this Sublease due to a default by Subtenant hereunder and failure of Subtenant to remedy such default prior to the expiration of any applicable notice and/or cure period, Subtenant has hereby assigned to Sublandlord, and Sublandlord may, at its option, accept such assignment of, all right, title and interest of Subtenant as sublandlord under such sub-sublease, together with all modifications, extensions and renewals thereof then in effect, and such sub-subtenant shall, at Sublandlord’s option, attorn to Sublandlord pursuant to the then executory provisions of such sub-sublease, except that Sublandlord shall not be (A) liable for any previous act or omission of Subtenant under such sub-sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sub-sublease, which theretofore accrued to such sub-subtenant against Subtenant, (C) bound by any previous modification of such sub-sublease not consented to by Sublandlord, or by any by more than one (1) month prior to the due date hereof of any rent or additional rent payable under such sub-sublease, (D) bound to return such sub-subtenant’s security deposit, if any, except to the extent that Sublandlord shall receive actual possession of such deposit and such sub-subtenant shall be entitled to the return of all or any portion of such deposit under the terms of its sub-sublease, or (E) obligated to make any payment to or on behalf of such sub-subtenant, or to perform any work in the subleased space or the Building, or in any way to prepare the subleased space for occupancy, beyond Sublandlord’s obligations under this Sublease. The provisions of this Section 8 shall be self-operative, and no further instrument shall be required to give effect hereto, provided that the sub-subtenant shall execute and deliver to Sublandlord any instruments Sublandlord may reasonably request to evidence and confirm such subordination and attornment.

(d) Any modification, amendment of a non-ministerial nature of a sub-sublease, or extension of a sub-sublease shall be deemed a sub-sublease for the purposes of Section 8(a) hereof. A copy of every modification or amendment of a sub-sublease shall be furnished to Sublandlord with five (5) Business Days after execution and delivery thereof.

(e) Notwithstanding anything in this Sublease to the contrary, no assignment or subletting, whether made with Sublandlord’s consent or without Sublandlord’s consent, if and to the extent permitted hereunder, shall be effective unless and until: (A) in the case of an assignment or a deemed assignment, the assignee executes, acknowledges and delivers to Sublandlord (i) an agreement in form and substance reasonably satisfactory to Sublandlord whereby the assignee (1) assumes Subtenant’s obligations under this Sublease, and (2) agrees that, notwithstanding such assignment or transfer, the provisions of Section 8(a) hereof shall be binding upon it in respect of all future assignments and deemed assignments, and (ii) certificates or policies of insurance as required under this Sublease; and (B) in the case of a subletting of all or any portion of the Subleased Premises, Subtenant delivers to Sublandlord an executed counterpart of such sublease.

(f) Notwithstanding any assignment or subletting or any acceptance of rent or additional rent by Sublandlord from any assignee or sub-subtenant, Subtenant shall remain fully and primarily liable for the payment of all rent and additional rent due and for the performance of all other terms, covenants and conditions contained in this Sublease on Subtenant’s part to be observed and performed, and any default under any term, covenant or condition of this Sublease by any sub-subtenant shall be deemed a default under this Sublease by Subtenant and Sublandlord may exercise its remedies hereunder unless such default is cured by Subtenant within any applicable grace period after notice herein required. Subtenant shall indemnify, defend, protect and hold harmless Sublandlord from and against any and all losses, liabilities, damages (other than consequential or punitive damages), claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, resulting from any claims that may be made against Sublandlord by the proposed assignee or sub-subtenant or by any brokers or other persons or entities claiming a commission or similar compensation in connection with the proposed assignment or sub-sublease, irrespective of whether Sublandlord shall give or decline to give its consent to any proposed assignment or sublease.

(g) If Subtenant shall enter into any assignment or sublease permitted hereunder (other than pursuant to Section 8(h) above, or consented to by Sublandlord, Subtenant shall, within sixty (60) days of Sublandlord’s consent to such assignment or sublease, deliver to Sublandlord a complete list of Subtenant’s reasonable third party brokerage fees, legal fees and architectural fees paid or to be paid in connection with such transaction, together with a list of all of Subtenant’s property to be transferred to such assignee or Subtenant and shall deliver to Sublandlord evidence of the payment of such fees promptly after the same are paid. In consideration of such assignment or subletting, Subtenant shall pay to Sublandlord:

(i) In the case of an assignment, within ten (10) days after the effective date of the assignment, an amount equal to fifty percent (50%) of (A) all sums and other consideration paid to Subtenant by the assignee for or by reason of such assignment (including sums paid for the sale or rental of Subtenant’s property, less, in the case of a sale thereof, the then fair market value thereof, as reasonably determined by Subtenant) minus (B) Subtenant’s transaction expenses for brokerage commissions, legal fees, costs of improvements or an improvement allowance or other reasonable out-of-pocket costs incurred by Subtenant in effecting such assignment; or

(ii) In the case of a sub-sublease, an amount equal to fifty percent (50%) of (A) all consideration payable under the sub-sublease to Subtenant by the sub-subtenant which exceeds, on a per square foot basis, Annual Base Rent and additional rent accruing during the term of the sub-sublease in respect of the sub-subleased space (together with any sums paid for the sale or rental of Subtenant’s property, less, in the case of the sale thereof, the then fair market value thereof, as reasonably determined by Subtenant minus (B) Subtenant’s transaction costs, amortized over the term of the sub-sublease, for brokerage commissions, legal fees, costs of improvements or improvement allowance or other reasonable out-of-pocket costs incurred by Subtenant in effecting such sub-sublease and the unamortized costs of Subtenant’s initial improvements to the Subleased Premises). The sums payable under this clause shall be paid by Subtenant to Sublandlord in each case within ten (10) days after they paid by the sub-subtenant to Subtenant.

(h) Subtenant hereby waives any claim against Sublandlord for money damages which Subtenant may have based upon any assertion that Sublandlord has unreasonably withheld or delayed any consent to an assignment or subletting pursuant to the provisions of this Sublease Subtenant agrees that its sole remedy shall be an action or proceeding to enforce such provisions or for specific performance.

(i) Any attempted assignment or subletting made contrary to the provisions of this Section 8 shall be null and void; provided, however, that Sublandlord may collect an amount equal to the then Rent from the sublessee or assignee as a fee for its use and occupancy, and shall apply the amount so collected to the Rent reserved in this Sublease No such assignment, subletting, occupancy or use, whether with or without Sublandlord’s prior consent, nor any such collection or application of Rent or fee for use and occupancy, shall be deemed a waiver by Sublandlord of any term, covenant or condition of this Sublease or the acceptance by Sublandlord of such assignee, subtenant, occupant or user as tenant hereunder. No consent by Sublandlord to any assignment or subletting shall in any manner be considered to relieve Subtenant from obtaining Sublandlord’s express written consent to any further assignment or subletting. The provisions of this Section 8 shall apply to each and every assignment and sublease Subtenant proposes to enter into during the Term. For the purposes of this Section 8, “sublettings” shall be deemed to include all sub-sublettings as well as sublettings.

(j) Notwithstanding anything to the contrary set forth in this Lease, neither any assignment of Subtenant’s interest in this Sublease nor any subletting, occupancy or use of the Subleased Premises or any part thereof by any entity other than Subtenant, nor any collection of Rent by Sublandlord from any entity other than Subtenant, nor any application of any such Rent to Subtenant’s obligations hereunder shall, in any circumstances, relieve the Subtenant named herein (and subsequent subtenants) of the obligations under this Sublease on Subtenant’s part to be observed and performed (including without limitation, Subtenant’s obligation to pay

Rent to Sublandlord in accordance with the terms hereof, except to the extent received by Sublandlord from another entity and applied to any Rent otherwise payable hereunder). In furtherance thereof, the Subtenant named herein (and subsequent subtenants) agrees that it shall be the primary obligor of its obligations, responsibilities, liabilities, indemnities and other covenants under this Sublease, regardless of any assignment, sublease or license permitted or not permitted hereunder.

SECTION 9.	Alterations and Improvements.

(a) Subtenant shall not make any “Alterations” to the Subleased Premises except in strict compliance with Section 6.2.5 of the Prime Lease as incorporated herein by reference. Alterations which Subtenant proposes to perform at it sole cost and expense to prepare the Subleased Premises for its initial occupancy are referred to herein as the “Initial Alterations”. Subtenant may not make any Alterations that would require Landlord’s consent under the Prime Lease or that would require the filing of plans with the Department of Buildings (or a successor agency) without first obtaining the prior written approval of Sublandlord, which approval shall not be unreasonably withheld if the consent of Landlord has been obtained thereto. If any Alterations proposed by Subtenant require the approval of Landlord pursuant to Section 6.2.5 of the Prime Lease, no such Alterations shall be commenced until such approval has been received by Sublandlord on Subtenant’s behalf. Subtenant may perform Alterations of a merely decorative or cosmetic nature that do not require Landlord’s consent under the Prime Lease without Sublandlord’s consent. Sublandlord shall respond to Subtenant’s request for approval of Alterations as and when provided in Section 6.2.5 of the Prime Lease as incorporated herein by reference. All materials required to be submitted in connection with proposed Alterations under Section 6.2.5 of the Prime Lease shall be submitted by Subtenant to Sublandlord in duplicate. Sublandlord shall promptly forward Subtenant’s request for approval and/or the materials submitted by Subtenant in connection therewith to Landlord for simultaneous review thereof by Landlord and Sublandlord. Subtenant, at its sole cost and expense, shall comply with all of the applicable provisions of the Prime Lease relating to such Alterations and, promptly after demand therefor by Sublandlord, Subtenant shall pay, as additional rent hereunder, any amounts payable to Landlord pursuant to the Prime Lease in connection with such Alterations. Subtenant, within fifteen (15) days of demand therefor, shall also pay, as additional rent hereunder, any reasonable out-of-pocket expenses incurred by Sublandlord to independent third parties in connection with Subtenant’s proposed Alteration. Subtenant shall reimburse Sublandlord for any reasonable out-of-pocket costs incurred by Sublandlord in reviewing Subtenant’s Alteration plans or inspecting the Alterations. Sublandlord approves the preliminary plans for Subtenant’s Initial Alterations as described on Exhibit D attached hereto which plans need to be finalized for final approval by Sublandlord, which will not be unreasonably withheld or delayed. Within ninety (90) days of completion, Subtenant will provide Sublandlord with a schedule setting for the costs of performing Subtenant’s Initial Alterations, together with such back-up as Sublandlord shall reasonably request.

(b) Notwithstanding anything to the contrary contained in the Prime Lease, at the expiration or earlier termination of this Sublease, Subtenant shall quit and surrender possession of the Subleased Premises to Sublandlord, in broom clean condition. At the expiration or earlier termination of the Sublease, Subtenant shall be obligated to remove (i) any Alterations by Subtenant in the Subleased Premises which are required by Landlord pursuant to and consistent with the Prime Lease at the time of such consent to be removed, (ii) Special Alterations performed by Subtenant in the Subleased Premises (which are required to be removed pursuant hereto) and (iii) Subtenant’s property, including furniture, trade fixtures and equipment, including without limitation the Furniture and Equipment. Subtenant shall, at its sole cost and expense, perform such removal and restoration and repair any damage caused by any such restoration or removal.

(c) Sublandlord shall not unreasonably withhold, condition or delay its consent to Subtenant’s selection of a contractor, architect, engineer or subcontractors for Subtenant’s initial Alterations or future Alterations provided such contractor is approved by the Landlord, to the extent such approval by Landlord is required by the terms of the Prime Lease. Sublandlord shall not unreasonably withhold, condition or delay its consent to Subtenant’s employees performing work, provided they are properly licensed and Landlord consents thereto.

(d) Sublandlord shall not be liable for any injury, loss or damage to persons or property, sustained by Subtenant or any other person or other entity due to (i) the Subleased Premises, the Building or any part or appurtenances of either being or becoming out of repair, (ii) the happening of any accident in or about the Subleased Premises or the Building, (iii) any act or neglect of any tenant or occupant of the Building or of any other person or other entity, or (iv) any other reason whatsoever, other than breach of the Prime Lease (not caused by a breach of Subtenant under this Sublease) or this Sublease or the gross negligence or wilful misconduct of Sublandlord. Sublandlord shall not be liable in any event for consequential or punitive damages.

(e) Sublandlord will give Subtenant reasonable access to Subtenant to perform the Initial Alterations and certain other work in the Subleased Premises prior to the Commencement Date. Subtenant’s access to the Subleased Premises prior to the commencement Date shall be subject to all of the terms of the Sublease, except for the obligation to pay Fixed Rent.

SECTION 10.	Indemnification.

(a) Subject to the terms of Sections 11(c) and(d) hereof relating to waivers of subrogation (to the extent that such waivers of subrogation shall be applicable in any case), Subtenant shall indemnify and hold harmless Sublandlord, Landlord and Landlord Affiliates and its and their respective partners, directors, officers, principals, shareholders, members, agents and employees (collectively, the “Indemnified Parties”) from and against any and all claims arising from or in connection with (i) all claims of whatever nature arising from any act, omission or negligence of Subtenant, its contractors, licensees, agents, servants, employees, invitees or visitors, (ii) all claims arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term in or about the Subleased Premises, (iii) all claims arising from any accident, injury or damage occurring outside of the Subleased Premises but anywhere within or about the Real Property, where such accident, injury or damage results from an act, omission or negligence of Subtenant or Subtenant’s contractors, licensees, agents, servants, employees, invitees or visitors, and (iv) any breach, violation or non-performance of any covenant, condition or agreement in this Sublease set forth and contained on the part of Subtenant to be fulfilled, kept, observed and performed, except in each case, to the extent arising from the negligence or willful misconduct of such Indemnified Party; together with all reasonable, actual out-of-pocket costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys fees and expenses. In case any action or proceeding be brought against Sublandlord, Landlord and/or any Landlord Affiliate and/or its or their respective partners, directors, officers, principals, shareholders, members, agents and/or employees by reason of any such claim, Sublandlord, Landlord or such Landlord Affiliate, as applicable, shall give Subtenant prompt notice thereof, and Subtenant shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Sublandlord, Landlord or such Landlord Affiliate, as applicable). Sublandlord shall have the right to employ separate counsel, at its own expense, in any such action and to participate in the defense thereof.

(b) Nothing contained in this Section 10 shall modify or affect the provisions of Section 11 below.

(c) This Section 10 and the obligations set forth herein shall survive the Expiration Date.

SECTION 11.	Insurance.

(a) Except for the limits on the policy of commercial general liability insurance set forth in the next succeeding sentence, Subtenant shall obtain and keep in full force and effect during the term of this Sublease at its own cost and expense insurance with respect to the Subleased Premises and Subtenant’s use and occupancy thereof meeting all of the requirements of Section 4.2.4 of the Prime Lease protecting as insureds Landlord and Sublandlord and any other parties designated by Landlord pursuant to Section 4.2.4 of the Prime Lease. Subtenant shall pay all premiums and charges therefor and upon failure to do so Landlord or Sublandlord, as the case may be, may after notice to Subtenant, but shall not be obligated to, make such payments, and in such event said sum shall be deemed to be additional rent and in each instance collectible on the first day of any month following the date of notice to Subtenant in the same manner as though it were Rent originally reserved hereunder.

(b) Commencing on the Commencement Date, the original insurance policies or appropriate certificates shall be deposited with Sublandlord together with any renewals, replacements or endorsements requested by Sublandlord to the end that said insurance shall be in full force and effect for the benefit of Landlord and Sublandlord during the Term. In the event Subtenant shall fail to procure and place such insurance, Landlord or Sublandlord may after notice to Subtenant, but shall not be obligated to, procure and place same, in which event the amount of the premium paid shall be refunded by Subtenant to Sublandlord or Landlord, as the case may be, upon demand and shall in each instance be collectible on the first day of the month or any subsequent month following the date of payment by Landlord or Sublandlord, in the same manner as though said sums were Rent reserved hereunder.

(c) Subtenant hereby releases Sublandlord from any liability for and waives its right of recovery against Sublandlord for loss or damage to Subtenant’s equipment, improvements, trade fixtures or other property whatsoever due to any cause whatsoever. If any of Subtenant’s property insurance policies require an endorsement to effect a waiver of subrogation by such insurer, Subtenant shall cause such policies to be so endorsed. To the extent permitted under such policies, Subtenant hereby waives on behalf of such insurer all rights of subrogation against Sublandlord for any such loss or damage.

(d) Sublandlord hereby releases Subtenant from any liability for and waives its right of recovery against Subtenant for loss or damage to Sublandlord’s equipment, improvements, trade fixtures or other property whatsoever due to any cause whatsoever. If any of Sublandlord’s property insurance policies require an endorsement to effect a waiver of subrogation by such insurer, Sublandlord shall cause such policies to be so endorsed. To the extent permitted under such policies, Sublandlord hereby waives on behalf of such insurer all rights of subrogation against Subtenant for any such loss or damage.

SECTION 12.	Destruction, Fire and other Casualty/Condemnation.

(a) Except as provided in subsection (b) below, if the whole or any part of the Subleased Premises shall be damaged by fire or other casualty and the Prime Lease is not terminated on account thereof by either Landlord or Sublandlord pursuant to Article 7 thereof, this Sublease shall remain in full force and effect and Rent shall not abate except to the extent Sublandlord is entitled to an abatement of Rent under the terms of the Prime Lease for the portion of the Subleased Premises so damaged.

(b) If (i) all or a material portion of the Subleased Premises (is damaged or rendered untenantable by fire or other casualty, (ii) the Prime Lease has not been terminated pursuant to any provision of Article 7 thereof, and (iii) Sublandlord shall have notified Subtenant that the time period estimated to substantially complete Landlord’s restoration work, as determined pursuant to Article 7 of the Prime Lease, exceeds twelve (12) months from the date of such fire or casualty, then Subtenant shall have the right to terminate this Sublease (Sublandlord will promptly furnish Subtenant with Landlord’s notice of estimated time of restoration after a casualty that affects the Subleased Premises), but only by giving written notice thereof to Sublandlord within ninety (90) days after receipt of notice from Sublandlord pursuant to clause (iii) of this Section 12(b). If all or a material portion of the Subleased Premises (is damaged or rendered untenantable by fire or other casualty, Sublandlord will consult with Subtenant regarding the rights of the parties under the Prime Lease and Sublease, respectively. If Subtenant shall exercise such right to terminate this Sublease, then: (x) this Sublease and the term and estate hereby granted shall expire as of the termination date set forth in Subtenant’s notice to Sublandlord, provided that Subtenant, subject to any abatement as may apply pursuant to the terms hereof, shall continue to pay all Base Rent and additional charges and perform all of its obligations with respect to the balance of the Subleased Premises through the termination date, with the same effect as if that were the date hereinbefore set for the expiration of the Term, and (y) the Base Rent and additional rent shall be apportioned as of such dates. If Subtenant elects to terminate this Sublease pursuant to the terms of this Section 12(b), Subtenant shall make available (or pay over) to Sublandlord a portion of the proceeds of the property insurance required to be carried by Subtenant pursuant to Section 11 with respect to leasehold improvements in the Subleased Premises other than any leasehold improvements made by Subtenant at Subtenant’s cost and expense, (as and when such proceeds are received from Subtenants insurer(s), it being expressly understood that Subtenant shall be liable for the full amount payable under this subsection (b) if Subtenant’s inability to timely collect insurance proceeds is due to Subtenant’s failure to properly maintain insurance as required hereby or to diligently and in good faith pursue collection of insurance proceeds allocable to the portion of the Subleased Premises damaged by such casualty.

(c) If the whole or any part of the Subleased Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use and the Prime Lease is not terminated on account thereof by pursuant to Article 7 thereof, this Sublease shall remain in full force and effect and Rent shall not abate except to the extent Sublandlord is entitled to an abatement of Rent under the terms of the Prime Lease for the portion of the Subleased Premises so affected; provided, however, that if (i) all or a material portion of the Subleased Premises is rendered untenantable as a result of such condemnation, (ii) the Prime Lease has not been terminated pursuant to any provision of Article 7 thereof, and (iii) Sublandlord shall have notified Subtenant that the time period estimated to substantially complete restoration to a tenantable condition of the area of the Subleased Premises affected by such condemnation, (which notice shall be given by no later than sixty (60) days following the effective date of such condemnation), exceeds twelve (12) months from the date of such condemnation, then Subtenant shall have the right to terminate this Sublease, but only by giving written notice thereof to Sublandlord within thirty (30) days after receipt of notice from Sublandlord pursuant to clause (iii) of this Section 12(c). If Subtenant shall exercise such right to terminate this Sublease, then: (x) this Sublease and the term and estate hereby granted shall expire on the date of the taking or earlier date specified in Subtenant’s notice to Sublandlord with the same effect as if that were the date hereinbefore set for the expiration of the Term, and (y) the Base Rent and additional rent shall be apportioned as of such date. Without limiting the terms of the Prime Lease as incorporated herein by reference, nothing contained herein shall prevent Subtenant from seeking a condemnation award for any taking in connection with its personal property, or relocation costs and expenses to the extent permitted by the Prime Lease.

SECTION 13.	Sublandlord’s Obligations.

(a) Subtenant agrees that to the extent Landlord fails or refuses to perform its obligations under the Prime Lease to supply services or to make repairs and replacements or to take any action whatsoever with respect to the Subleased Premises or the Building, Sublandlord shall not be obligated to perform such obligations and Sublandlord shall have no liability or obligation with respect thereto. Subtenant agrees that no failure or delay on the part of Landlord in the performance of any such obligation shall give rise to any claim against Sublandlord for damages or constitute a total or partial eviction, nor shall this Sublease or the obligations of the Subtenant hereunder to pay Rent hereunder and to perform and observe all of the other obligations, covenants, conditions and agreements on the part of Subtenant contained in this Sublease be thereby affected in any manner whatsoever.

(b) Sublandlord shall not be obligated to perform and shall not be liable for the performance by Landlord of any of the obligations of Landlord under the Prime Lease, including, without limitation, Landlord’s obligations under the Prime Lease with respect to asbestos and Hazardous Materials. Subtenant shall have no claim against Sublandlord by reason of any default upon the part of Landlord and nothing herein contained shall be deemed to authorize Subtenant to represent Sublandlord in connection with any suit or claim by or against Landlord.

(c) (i) Except for those services expressly agreed to be provided by Sublandlord pursuant to the terms of this Sublease, if any, Sublandlord shall have no obligation during the term of this Sublease to render any services to Subtenant in or to the Subleased Premises of any nature whatsoever or to expend any money for the preservation or repair of the Subleased Premises. Subtenant agrees to look solely to the Landlord for the furnishing of any services or the performance of any work to which Sublandlord may be entitled under the Prime Lease. Sublandlord agrees to cooperate with Subtenant, and to use its good faith and commercially reasonable efforts, without, however, incurring any liabilities or expenses not otherwise provided for in the Prime Lease or this Sublease, by taking whatever action shall be reasonably required, to enforce for the benefit of Subtenant the obligations of Landlord to Sublandlord under the Prime Lease.

(ii) Upon Sublandlord’s receipt of a notice from Subtenant that the Landlord has failed to perform a material obligation under the Prime Lease which materially impairs Subtenant’s ability to conduct its business in the Subleased Premises, Sublandlord shall, at its option (which election shall be promptly made by Sublandlord and notice thereof given to Subtenant promptly thereafter) either: (A) timely institute and diligently prosecute any action or proceeding or take such other action (including without limitation, in Sublandlord’s sole discretion, exercising any right of self-help under the Prime Lease) to cause Landlord to observe and perform the observance of or compliance with any obligation of Landlord under the Prime Lease, in which case Subtenant shall be entitled to participate with Sublandlord in any recovery or relief obtained in connection with the enforcement of Sublandlord’s rights against Landlord to the extent it relates to the Subleased Premises; or (B) provided there is no uncured default hereunder, direct Subtenant to pursue its claim directly against Landlord, in which event, to the extent permitted under the Prime Lease, Sublandlord assigns to Subtenant all rights and remedies it may have against Landlord to perform such obligations. Subtenant agrees to indemnify, defend and hold Sublandlord harmless from and against any costs, liabilities, claims, penalties and expenses (including, without limitation, reasonable attorney’s fees and disbursements) arising from Subtenant’s attempted enforcement of such obligations of Landlord.

(iii) All reasonable actual, out-of-pocket expenses of Sublandlord (including but not limited to reasonable attorneys fees and disbursements) arising from Sublandlord’s action taken pursuant to the preceding subparagraph (ii) shall be reimbursed by Subtenant within twenty (20) days after demand together with reasonable back-up documentation therefor, provided, that to the extent other portions of the Leased Premises are benefited by such action, such expenses shall be apportioned so that Subtenant shall be responsible only for an equitable share of such expenses.

(d) Nothing contained in this Section 13 shall require Sublandlord to institute any suit or action to enforce any such obligations of Landlord or permit Subtenant to act in Sublandlord’s name. Subtenant acknowledges that the failure of Landlord to provide any services or comply with any obligations under the Prime Lease shall not entitle Subtenant to any abatement or reduction in Rent payable hereunder, unless Fixed Rent and/or Additional Rent coming due under the Prime Lease that is attributable to the Subleased Premises is abated or reduced in respect thereof, in which case Subtenant shall be entitled to an appropriate abatement or reduction in Base Rent and additional rent payable hereunder.

(e) Subject to the provisions of the Prime Lease and Sublandlord’s approval, Subtenant may install signage in the elevator lobby on the Ninth (9th) Floor and be listed in the Building directory.

(f) Sublandlord shall request Landlord to provide Subtenant with Subtenant’s Proportionate Share of the number of computerized lobby directory listings available to Sublandlord.

SECTION 14. Environmental. Except in accordance with the terms of the Prime Lease, Subtenant shall not use, generate, manufacturer, store or dispose of on or about the Subleased Premises or Building or cause or permit any hazardous materials to be brought upon, stored, manufactured, or used in violation of any Legal Requirement or the Prime Lease in or about the Subleased Premises or Building for any purpose.

SECTION 15. Submission to Jurisdiction. Subtenant and Sublandlord irrevocably submit to the jurisdiction of any Commonwealth of Massachusetts or Federal court sitting in the City of Boston or Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this Sublease. Subtenant and Sublandlord hereby agree that either party shall have the option, in its sole discretion, to lay the venue of any such suit, action or proceeding, in the courts of the Commonwealth of Massachusetts or the United States of America for Massachusetts.

SECTION 16. Notices. Any notice required or desired to be given to any party hereto shall be given in writing and by hand delivery (provided a signed receipt therefor has been obtained), by Federal Express or other nationally recognized overnight courier for next Business Day delivery (in which case such notice shall be deemed given on the next Business Day after being deposited with the courier) or by certified mail, return receipt requested (in which case, such notice shall be deemed given on the date of receipt or refusal to accept delivery thereof and shall be addressed to the parties hereto at their addresses as set forth below or to such other address as any party may designate by written notice:

(a) If to Sublandlord:

Berenberg Capital Management, LLC

255 State Street

Boston, Massachusetts 02109

Attention:

With a copy to:

Joh. Berenberg, Gossler & Co. KG

Neuer Jungfernstieg 20

20354 Hamburg, Germany

Attention: Head of Real estate Office

If to Subtenant:

Pieris Pharmaceuticals Inc.

255 State Street

Boston, MA 201019

Attention: Darlene Depula, Chief Financial Officer

With a copy to:

Minz, Levin, Cohen, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Allison Driscoll

Either party may, by notice as aforesaid, designate a different address or addresses for notices intended to it.

SECTION 17. Integration; Successors and Assigns, etc. This Sublease and the Exhibits attached hereto, including the Prime Lease to the extent expressly incorporated herein), and the Landlord Consent executed and delivered by each of the parties thereto, contain the entire agreement between the parties with respect to the use and occupancy of the Subleased Premises, and any agreement hereafter made shall be ineffective to change, modify or discharge it in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification or discharge is sought. Subtenant shall not record this Sublease.

SECTION 18. Successors and Assigns. The covenants, conditions and agreements contained in this Sublease shall bind and inure to the benefit of Sublandlord and Subtenant and their respective successors and assigns.

SECTION 19. No Other Agreements. This Sublease (including the Prime Lease to the extent expressly incorporated herein) constitutes the entire agreement between the parties hereto and no earlier statements or prior written matter shall have any force or effect. Subtenant agrees that it is not relying on any representations or agreements other than those contained in this Sublease. This Sublease shall not be modified or canceled or amended except by written instrument subscribed by both parties.

SECTION 20. Execution of Sublease. This Sublease is submitted to Subtenant for signature with the understanding that it shall not bind Sublandlord or Subtenant unless and until it is duly executed by both Subtenant, one (1) month’s installment of Base Rent and security deposit is delivered to Sublandlord and a fully executed copy or copies of this Sublease has or have been delivered to Subtenant.

SECTION 21. Broker. Subtenant represents and warrants to the Sublandlord that it has not hired, retained or dealt with any finder, consultant, broker, firm or salesman in connection with this Sublease other than T3Advisors and Jones Lang LaSalle (collectively, the “Broker”). Subtenant shall defend, indemnify and hold Sublandlord harmless from and against any and all claims for brokerage fees or other commissions or fees which may at any time be asserted against Sublandlord founded upon a claim that the aforesaid representation and warranty of the Subtenant is untrue, together with any and all losses, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) relating to such claims or arising therefrom or incurred by the Sublandlord in connection with the enforcement of this indemnification provision. Sublandlord shall pay Broker a commission in connection with this Sublease, pursuant to a separate agreement.

SECTION 22. Consents. Except as expressly provided to the contrary in this Sublease, in all provisions of the Prime Lease requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Landlord and Sublandlord. Sublandlord’s refusal to consent to or approve any matter or thing, whenever Landlord’s consent or approval is required under this Sublease or under the Prime Lease as incorporated herein (including, without limitation, the consent of Sublandlord required in connection with any alterations or improvements which may be proposed by Subtenant to prepare the Subleased Premises for Subtenant’s occupancy) shall be deemed reasonable if Landlord has refused or failed to give its consent or approval to such matter or thing and is not deemed to have consented thereto under the terms of the Prime Lease.

SECTION 23. Time Limits. The parties agree that the time limits set forth in the Prime Lease for the giving of notices, making demands, performance of any act, condition or covenant (including the making of payments), or the exercise of any right, remedy or option, are modified for the purposes of this Sublease by lengthening or shortening the same in each instance by three (3) Business Days, as the case may be, so that notices may be given, demands made, any act, condition or covenant performed, and any right or remedy hereunder exercised, by Sublandlord or Subtenant, as the case may be, within the time limits relating thereto contained in the Prime Lease but in no event shall Subtenant have less than three (3) Business Days to make any payments or perform any non-monetary covenant. Subtenant and Sublandlord shall, not later than three (3) Business Days after receipt thereof, each furnish to the other a copy of each notice, demand or other written communication received from Landlord which relates to the Subleased Premises or any portion of the Building that would reasonably be expected to affect Subtenant.

SECTION 24. Governing Law. This Sublease shall be governed by and construed under the laws and the Commonwealth of Massachusetts.

SECTION 25. Quiet Enjoyment. Sublandlord covenants that if, and so long as, Subtenant pays all of the Rent due hereunder, and keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Subtenant to be kept and performed, Subtenant shall quietly enjoy the Subleased Premises without hindrance or molestation by Sublandlord or by any other person lawfully claiming the same, subject to the covenants, agreements, terms, provisions and conditions of this Sublease.

SECTION 26. Miscellaneous. (a) Sublandlord and Subtenant each represents and warrants to the other that the execution, delivery and performance by such party of this Sublease are within its powers, have been duly authorized by all necessary corporate or limited liability company actions and do not contravene such party’s organizational documents.

(b) Submission of this Sublease for examination shall not bind Sublandlord in any manner nor be construed as an offer to sublease, and no agreement or obligations of Sublandlord or Subtenant shall arise until this Sublease is executed by both Sublandlord and Subtenant and delivery is made to each and the advance payment of one (1) month’s Base Rent has been received by Sublandlord.

(c) Sublandlord represents that (i) Subtenant has been provided with a true and complete redacted copy of the Prime Lease and (ii) the Prime Lease is in full force and effect.

(d) Each party represents to the other that it is authorized to enter into this Sublease and that this Sublease and the consummation of the transactions contemplated thereby, shall be valid and binding on it.

(e) Subtenant represents and warrants to Sublandlord that (a) Subtenant and each person or entity directly or indirectly owning an interest in Subtenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Subtenant constitute property of, or are beneficially owned, directly or indirectly, by, any Embargoed Person, (c) no Embargoed Person has any interest of any nature whatsoever in Subtenant (whether directly or indirectly), (d) none of the funds of Subtenant have been derived from any unlawful activity with the result that the investment in Subtenant is prohibited by law or that this Sublease is in violation of law, and (e) Subtenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term

“Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Subtenant is prohibited by Requirements or Subtenant is in violation of Requirements.

SECTION 27. Security Deposit.

(a) Upon execution of this Sublease, Subtenant shall deposit with Sublandlord, the sum of NINETY-SEVEN THOUSAND ONE HUNDRED TEN and 75/100 DOLLARS ($97,110.75) as security for the timely and faithful performance and observance by Subtenant of each of the terms, covenants and conditions of this Sublease. Said amount represents an amount equal to approximately six (6) months’ average Base Rent subject subparagraph (f) below. Subtenant may in lieu of depositing the Security Deposit in cash, deliver to Sublandlord, an unconditional, irrevocable letter of credit for the benefit of Sublandlord (the “L/C”) issued by a U.S. bank or other bank, approved by Sublandlord, which L/C shall be substantially in the form attached hereto and made a part hereof as Exhibit C, and which letter of credit shall have a term of at least one (1) year, which by the terms of the L/C, shall be automatically annually extended, ultimately ending not less than thirty (30) days after the Expiration Date.

(b) In the event of an Event of Default, Sublandlord may apply or retain the security deposit, or draw upon the L/C, as the case may be, either in whole or any part, for the payment of any rent or any other sum as to which Subtenant is so in default or for any sum which Sublandlord may expend or be required to expend by reason of Subtenant’s default in respect of any of the terms, covenants or conditions of this Sublease after the giving of any required notice and expiration of applicable cure periods. The L/C shall provide that it may be drawn upon by presentation to the issuing bank of a statement by Sublandlord that (i) an Event of Default by Subtenant has occurred under the Sublease and that notice, if required under the Sublease, has been given to Subtenant thereof and any cure period has passed and (ii) specifying the amount of the draft presented which shall be equal to the amount which Sublandlord is entitled to be paid under the Sublease.

(c) After any such application for the security deposit, and within ten (10) days of Sublandlord’s demand therefor, Subtenant shall deposit with Sublandlord an amount equal to the amount of the security so applied by Sublandlord or reinstate the full amount of the L/C.

(d) In the event Subtenant fully and faithfully performs its obligations hereunder, the cash security or the L/C, as the case may be, to the extent not applied, shall be returned to Subtenant within thirty (30) days after the Expiration Date. This subsection (d) shall survive the Expiration Date.

(e) If the deposit is in cash, Sublandlord shall deposit such amount in an interest bearing account and the interest earned thereon (less the administrative fee permitted by law) shall be held until the Expiration Date after which such deposit, together with interest, subject to the terms of this Sublease, shall be returned to Subtenant within thirty (30) days. Subtenant makes no representation that the deposit will accrue interest at any particular rate, including the legal rate. This subsection (e) shall survive the Expiration Date.

(f) On or after the second (2nd) anniversary of the Rent Commencement Date, provided (i) Sublandlord has not previously drawn on the security deposit due to Subtenant’s default hereunder and (ii) there exists no monetary Event of Default or material non-monetary Event of Default, the security deposit shall be reduced by an amount equal Forty-Eight Thousand Five Hundred Fifty-Five Dollars and 38/100 ($48,555.38), so that the security deposit shall remain for the balance of the Term $48,555.38. If the Security Deposit is in the form of an L/C, Subtenant may affect the reduction of the security deposit by (A) submitting a new L/C in the reduced amount to Sublandlord, in which event Sublandlord will immediately return the original L/C to Subtenant, or (B) submitting to Sublandlord an amendment to the original L/C reducing the amount thereof, in which event Sublandlord shall immediately sign any documents requested by the issuing bank confirming acceptance by Sublandlord of the amendment. Provided the conditions in the first sentence of this paragraph have been satisfied, if the Security Deposit is in cash, Subtenant may request the reduction and Sublandlord will pay such amount within twenty (20) days of such request.

Signature page follows.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, this Sublease has been duly executed the day and year first above written.

SUBLANDLORD:	BERENBERG CAPITAL MARKETS LLC

	By:	/s/ David Mortlock
		Name:	David Mortlock
		Title:	Head of Equities

SUBTENANT:	PIERIS PHARMACEUTICALS INC.

	By:	/s/ Stephen Yoder
		Name:	Stephen Yoder
		Title:	President & CEO

EXHIBIT A

FLOOR PLAN OF SUBLEASED PREMISES

[see attached]

A-1

ADD Inc Stantec

SUBLEASE AREA
3,950 RSF.

BERENBERG

255 STATE STREET 9TH FLOOR

Berenberg Capital Markets LLC

08/06/2015

STATE STREET

DEMOLITION LEGEND

DEMOLITION PLAN KEYNOTES

DEMOLITION PARTITION PLAN NOTES

255 STATE

BERENBERG BANK

ADD Inc

DEMOLITION - PARTITION PLAN

ID-101

EXHIBIT B

SUBLANDLORD’S WORK

Sublandlord shall perform the following items of Sublandlord’s Work at its sole cost and expense, in each case, as more particularly described on (a) those certain Stantec/ Vaenderweil construction drawings prepared with respect to the Sublandlord’s Work (the “Construction Drawings”)

1.	Perform all demolition work shown on the Construction Drawings;

2.	Coil up data wire in the Subleased Premises from existing IT closet to above ceiling on subleased side;

3.	Erect new partitions in connection with new IT/electrical closet for the Subleased Premises and divide and install feeder, transformer, electrical panel and meter to separate electrical power (and metering of electricity consumption) for Subleased Premises from the remainder of the Leased Premises;

4.	Reconfigure HVAC ducts and equipment to separate HVAC for Subleased Premises from the remainder of the Leased Premises. To carry out the HVAC work, the Sublandlord will remove portions of the existing ceiling grid and tile. Following Sublandlord’s HVAC work, the Subtenant will reinstall the ceiling grid and tile;

5.	Install new ADA compliant sink and faucet in the Subleased Premises and install plumbing and associated plumbing connections for the hot water heater, dishwasher, refrigerator, filtered water and coffee maker in the Subleased Premises. Subtenant will provide dishwasher for installation by Sublandlord, and Subtenant will provide refrigerator for icemaker water line connection by Sublandlord; Sublandlord will provide only the plumbing connection and not the equipment.

6.	Remove existing door between Subleased Premises and reminder of Leased Premises, and fill in doorway to create a secure demising wall between Subleased Premises and the remainder of the Leased Premises;

7.	Remove glass partitions between the Subleased Premises and the remainder of the Leased Premises and replace with gypsum wall board partition to create a secure demising wall between the Subleased Premises and the remainder of the Leased Premises, which demising wall shall extend to the underside of the structural deck above;

8.	Remove from the Subleased Premises the existing audio/visual equipment and wiring and television backboxes, except AV wiring to remain in this small conference room;

9.	Remove existing furniture from the Subleased Premises, to the extent such furniture is excluded pursuant to Section 7 of the Sublease;

10.	Install modified coat rack and shelf as shown on the concluding construction drawing; and

11.	Sublandlord will provide one fire extinguisher with a semi-recessed stainless steel cabinet for installation by Subtenant.

B-1

EXHIBIT B-1

FIT PLAN

[See attached]

CONFERENCE ROOM
ELEC/IT ROOM
PRINT ROOM
CAFE
F.E.C.
C-SUITE WORK AREA
RECEPTION
COATS
HUDDLE ROOM 1
HUDDLE ROOM 2
OPEN OFFICE

1 LEVEL 9 PRESENTATION
1/8" = 1'-0"

PIERIS PHARMACEUTICALS NEW OFFICE FIT-OUT

255 STATE STREET, 9TH FLOOR, BOSTON MA
Date: 08/18/15
Project Number: 150074
Drawn by: KMAZZOTTA

9TH FLOOR FIT PLAN

Packard DESIGN
2 Seaport Lane
Boston, MA 02210
617 674 2000

EXHIBIT C

LETTER OF CREDIT FORM

NO.	DATE:	Irrevocable Letter of Credit

#

BENEFICIARY:	Berenberg Capital Markets LLC
255 State Street
Boston, Massachusetts

Dear Sir(s):

We hereby authorize you to value on                      Boston, Mass.

For the account of                      up to the aggregate amount of $        .

Available by your drafts at sight, accompanied by your statement, purportedly signed by one of your authorized officers, partners or agents, that the amount of your drawing represents funds due and payable under a certain Sublease dated as of                     , executed by and between                     , Inc., as Sublandlord and                      as Subtenant.

It is a condition of this Letter of Credit that it shall be deemed to be automatically extended for a period of one year from the present or any future expiration date, unless we shall notify you by written notice given by registered mail, return receipt requested, at least 60 days prior to such expiration date that we elect not to renew it for such additional period, in which case you shall have the right to draw on us the full amount of this Letter of Credit by your sight draft, accompanied by your signed written statement that you are drawing under letter of Credit #                      because you have received notice of non-renewal from us, and the accountee is still obligated to you under the above-referenced Sublease.

Partial draws are permitted under this Letter of Credit.

All drafts drawn under this Letter of Credit must bear on their face the clause “Drawn under Letter of Credit/#                     .”

Except so far as otherwise expressly stated, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce, Publication No. 500.